Exhibit 99.3

Frequently Asked Questions

1.	Who is LINC Logistics?

LINC is a Warren, MI based leading provider of asset-light, custom-developed third-party logistics solutions. LINC’s services enable customers to reduce costs and manage their global supply chains more efficiently. A significant portion of LINC’s revenue is derived from value-added logistics services, where it provides material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management services for highly demanding customers primarily in the automotive and manufacturing industries.

LINC currently employs 1,721 people and provides services at 43 facilities throughout North America. LINC derives over 90% of its revenue from contracts with durations of one year or more, creating highly-recurring revenue streams for the business.

2.	Why is Universal Truckload Services (Universal) acquiring LINC?

The combination of Universal and LINC will create one of the largest full-service, asset-light logistics providers in North America. The combined company is expected to generate annual revenue of approximately $1 billion. This transaction is expected to vault Universal into the 50 largest global logistics providers, as measured by gross revenue, according to Armstrong & Associates.

Financially, the acquisition of LINC is expected to greatly enhance the long-term growth and margin profile of Universal. LINC is expected to achieve faster top-line growth in coming years than the core Universal business, primarily due to increased outsourcing of non-core logistics functions by shippers and the continued recovery in the North American automotive sector. Historically, LINC’s EBITDA margins have been in excess of 15%.

The combination of Universal and LINC will position each company to accelerate revenue growth through cross-selling efforts of the combined service portfolio. The combined company’s customers will have access to a broad portfolio of service offerings to help manage their entire supply chains. Universal believes that LINC’s current customers can benefit from Universal’s truckload and freight brokerage service offering and that Universal’s current customers can benefit from LINC’s expertise in custom-developed, complex logistics solutions.

3.	What are the terms of the transaction?

Universal will acquire LINC in a stock-for-stock transaction. Universal will issue 0.700 of its shares for each one of LINC’s outstanding shares, resulting in the issuance of approximately 14.5 million shares of Universal stock. This values the equity of LINC at approximately $182 million based on Universal’s closing stock price of $12.55 on July 25, 2012, and represents an enterprise value for LINC of approximately $335 million, a multiple of approximately 6.5x LTM EBITDA for the twelve months ended June 30, 2012.1

[1]	Based on midpoint of preliminary estimated and unreviewed LINC 2Q12 Adjusted EBITDA range of $14.8 million to $15.4 million vs. $13.1 million of Adjusted EBITDA for comparative 2Q11 period. Reconciliation to Non-GAAP measure of Adjusted EBITDA can be found on the last page of this exhibit.

As a part of the transaction, Universal will refinance approximately $153 million of LINC’s current obligations, including approximately $95 million of obligations owed to the Moroun family and affiliates of the Moroun family.

4.	Are there any closing terms/regulatory hurdles to face prior to close?

This transaction is subject to HSR approval and is dependent upon final approval and closing of our planned refinancing. While Universal cannot predict the outcome of the regulatory review process, it does not foresee any significant issues with respect to the refinancing.

5.	When do you expect the transaction to close?

Universal expects the transaction to close in the third quarter of 2012. Until that time, both Universal and LINC will continue to operate as two separate companies.

6.	Did Universal consider any other potential acquisition targets?

Universal continuously evaluates strategic acquisition targets that will create shareholder value and better position the company for future growth.

7.	What happens to the LINC management team after the transaction?

As stated by our chairman, Matthew Moroun, “Until the closing of this transaction, the management structure of Universal and LINC will remain the same. Following the closing, Scott Wolfe is expected to assume the role of Chief Executive Officer of the combined company. Don Cochran is expected remain President of Universal, and is expected to also become the Vice Chairman of the company. David Crittenden is expected to become the Chief Financial Officer of Universal following this transaction. Bob Sigler is expected to become the Executive Vice President of the company. We believe that this management structure will help support the future growth prospects of the company, and provides Universal with a stable succession plan.”

8.	Will LINC operate as a separate business unit within Universal?

Initially following the closing of the transaction, LINC’s operations will remain largely separate from Universal’s. Over time, Universal expects that certain operations will be integrated to maximize the revenue generation and cost savings opportunities from combining the businesses that the company believes it can realize.

9.	How does this deal affect Universal’s balance sheet?

As a result of the transaction, Universal will increase the leverage on its balance sheet. Universal believes, however, that it is a modest amount of leverage, with its total debt to pro forma EBITDA multiple of 1.8x, and its net debt to pro forma EBITDA multiple of 1.6x2. The company expects that the combined company will generate significant free cash flow that will enable Universal to deleverage its balance sheet quickly. Assuming a total refinancing package of $220 million, pro forma liquidity as of the end of the first quarter of 2012 would have been approximately $85 million3.

10.	What are the expected cost synergies of the transaction?

There are several near-term and long-term revenue and cost synergy opportunities that Universal expects to achieve as a result of this transaction. The company currently estimates that it will be able to achieve $1 million to $2 million in annual cost savings as a result of this merger. While the synergies are important to Universal and to its earnings growth, the company expects that the transaction will be accretive to earnings in the first full quarter following the closing without those synergies. This transaction is expected to be accretive to 2013 earnings per share by in excess of 20%.

11.	How long until this deal is accretive?

Universal expects this deal to be immediately accretive to earnings on a run-rate basis. Again, the transaction is expected to be accretive to earnings before considering any cost synergies.

12.	Will any goodwill or intangible assets be created as a result of this transaction? If so, what is the annual anticipated amortization?

Universal and LINC are entities under common control. As a result, Universal will measure LINC’s assets and liabilities at their carrying amounts as of the date of closing of the transaction. No goodwill or intangible assets will be created as a result of this transaction, and therefore, no incremental amortization expense will be incurred by Universal as a result of the accounting for this acquisition.

13.	Didn’t LINC try to go public twice without success? Why were they not successful with those? As a result, why are they a good acquisition target for Universal?

In both cases, LINC was met by a highly volatile IPO market in which few IPOs were successful. During both IPO processes, LINC had high quality investor interest and subscribed order books, but due to difficult IPO market conditions, their owners felt the new issue discount was too large. Universal believes the LINC IPO / SEC process is positive as it highlights that LINC was prepared to be a public company from an operational, governance, and reporting perspective.

Universal believes that it is acquiring a very strong business with significant growth prospects at a fair price. The long-term growth prospects, highly-recurring revenue streams, attractive margin profile, and strong customer relationships will make LINC a strong addition to Universal and positions both companies for continued success.

[2]	Calculated with respect to (i) reported combined LTM EBITDA of $87.0 million through March 31, (ii) LINC assumed debt of $152.9 million, and (iii) Universal net cash and cash equivalents of $17.8 million as of March 31.
[3]	Calculated with respect to the total credit facility of $220 million less LINC refinanced debt of $152.9 million plus Universal net cash and cash equivalents of $17.8 million as of March 31, 2012.

14.	Were there any financial advisors for this transaction?

Stifel Nicolaus Weisel acted as LINC’s exclusive financial advisor. Universal’s Special Committee was represented by Evercore Partners. Evercore also delivered a fairness opinion to the Special Committee of Universal.

15.	Isn’t LINC heavy in automotive? What if something goes wrong in that vertical?

LINC’s largest end market is the automotive sector, where it maintains strong and long-term relationships with its customers, including its three largest customers which have been working with LINC continuously for nearly 20 years. In addition to expanding its relationships with existing customers, including its automotive customers, LINC has been actively working to expand its business outside of the automotive sector. LINC has increased its non-automotive revenue from approximately $22 million in 2007 to approximately $60 million in 2011. LINC expects that its growth rate for non-automotive business will exceed that of its automotive business.

16.	What are the Moroun family’s intentions with the combined entity on a go-forward basis?

The Moroun family has stated that they remain steadfast in their commitment to Universal and will continue to support the combined management team to the best of their abilities. Matthew Moroun has also publicly stated that, “We believe strongly in the merits of this combination and the prospects for the combined companies. Although we as a family currently expect to remain controlling shareholders of the Universal, we understand that some of our institutional shareholders would prefer additional liquidity, and we may at the appropriate time seek liquidity for a portion of our shares depending on market conditions, investment opportunities, liquidity needs and other factors.”

17.	Why are the Morouns selling LINC now?

Universal views the transaction as the family increasing its ownership in Universal since the Morouns are receiving Universal stock for 100% of their shares in LINC. The Morouns believe that this combination will significantly enhance the long-term growth prospects of both companies. As stated by Matthew Moroun in the press release announcing this transaction, “This combination will accelerate the growth strategies of both companies and maximize value for all shareholders. We remain steadfast in our commitment to the business and we will support the combined management team to the best of our abilities as they focus on building shareholder value through both organic opportunities and acquisitions that complement our expanded platform.”

18.	How much of the combined company will the Morouns own?

After this transaction, the Moroun family is expected own approximately 82% of Universal common stock.

19.	What was LINC’s revenue and adjusted EBITDA in 2011?

In 2011, LINC achieved gross revenues of approximately $291 million, representing 18.4% year-over-year growth. LINC achieved adjusted EBITDA of approximately $48 million, representing a 16.6% margin. LINC’s 2011 EBITDA was adjusted to exclude one-time, non-recurring facility closing costs, totaling approximately $0.4 million.

20.	Is there any overlap in services between Universal and LINC?

Currently, both Universal and LINC provide truckload transportation, freight forwarding services, and returnable container management. Universal believes that the combined entity will be able to better serve customers in these service offerings, but will also provide customers access to a much larger service portfolio.

21.	How does this transaction affect the future growth strategy of Universal and LINC?

Universal will continue to pursue growth both organically and through strategic acquisitions. The company anticipates the ability to increase the rate of its organic growth through the many cross-selling opportunities that it expects to arise through this combination.

22.	What happens to the agency concept at Universal?

Universal expects no change in the way it manages its core business in either Universal or LINC. Both companies have a structure to manage their business today and to a large degree there are few overlapping operations. Universal’s core business structure is expected to remain the same.

23.	Will there be conflicts where the common customers currently exist?

No, in all cases where there is current customer overlap, Universal and LINC provide significantly different services.

24.	Will you continue to recruit and develop new agents?

Yes, this will remain key to Universal’s growth strategy.

25.	Will you look for your traditional small acquisitions or roll-ups or tuck-ins?

Yes, identifying and acquiring companies with operations similar to Universal is a key component of Universal’s growth strategy for its traditional trucking business. The acquisition of LINC should enhance Universal’s profile with the more sophisticated roll-up candidates.

The following table is a reconciliation of GAAP earnings to Adjusted EBITDA, which is considered a non-GAAP financial measure. Management believes EBITDA and Adjusted EBITDA to be relevant and useful information as EBITDA and Adjusted EBITDA are standard measures commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles. Other companies may calculate EBITDA and Adjusted EBITDA differently, and therefore Universal and LINC’s EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

											(Unaudited) Pro Forma Combined LTM 3/31/2012
	Universal Truckload Services, Inc.					LINC Logistics Company
			(Unaudited)					(Unaudited)
($ in millions)	Year Ended 12/31		13-Weeks Ended		LTM	Year Ended 12/31		13-Weeks Ended		LTM
	2010	2011	4/2/2011	3/31/2012	3/31/2012	2010	2011	4/3/2011	3/31/2012	3/31/2012
NON-GAAP RECONCILIATION
Net Income	$12.7	$15.8	$2.9	$3.6	$16.5	$33.0	$35.6	$9.5	$10.8	$37.0	$53.5
Interest Expense, Net	(0.1)	(0.1)	(0.0)	(0.0)	(0.1)	1.5	2.2	0.4	0.8	2.6	2.6
Other Non-Operating Income, Net	(6.0)	(1.8)	(1.0)	(0.5)	(1.3)	—	—	—	—	—	(1.3)
Income Taxes	8.7	10.4	1.9	2.3	10.8	2.6	3.8	0.8	0.4	3.3	14.1
Depreciation and Amortization	11.1	11.6	2.9	3.0	11.7	6.5	6.1	1.4	1.5	6.2	17.9

EBITDA	$26.4	$36.0	$6.7	$8.3	$37.7	$43.5	$47.7	$12.2	$13.5	$49.1	$86.8

Adjustments for Facility Closing Costs	—	—	—	—	—	(0.8)	0.4	0.1	(0.1)	0.2	0.2

Adjusted EBITDA	$26.4	$36.0	$6.7	$8.3	$37.7	$42.7	$48.2	$12.3	$13.4	$49.3	$87.0

	LINC Logistics Company
	(Unaudited)
($ in millions)	13-Weeks Ended
	7/2/2011	6/30/2012 [1]
NON-GAAP RECONCILIATION
Net Income	$10.3	$10.5	to	$11.0
Interest Expense, Net	0.6	0.8	to	0.8
Other Non-Operating Income, Net	—	—	to	—
Income Taxes	0.7	0.2	to	0.2
Depreciation and Amortization	1.5	1.4	to	1.5

EBITDA	$13.1	$13.0	to	$13.5

Adjustments for Facility Closing Costs	(0.0)	$—	to	$—
Adjustments for IPO Costs	—	1.8	to	1.9

Adjusted EBITDA	$13.1	$14.8	to	$15.4

Note: Certain numbers on this table have been subject to rounding adjustments.

1)	Preliminary estimated and unreviewed financial results of LINC Logistics for the 13-weeks ended 6/30/12